Exhibit 4.1

CORPORATE PROPERTY ASSOCIATES 18 — GLOBAL INCORPORATED

DISTRIBUTION REINVESTMENT AND STOCK PURCHASE PLAN

Corporate Property Associates 18 — Global Incorporated, a Maryland corporation (“CPA®:18” or the “Company”), has adopted this dividend reinvestment and stock purchase plan (the “Plan”), on the terms and conditions set forth below.

1. Participation.

(a)         Subject to Section 2 herein, any purchaser of the Company’s shares of common stock, par value $0.001 per share (the “Shares”), including shares of the Company’s Class A common stock (the “Class A Shares”) and Class C common stock (the “Class C Shares”), may become a participant of the Plan (a “Participant”) at the time of subscription for Shares, or at a later time, by making a written election to participate in accordance with instructions described in the then-current prospectus relating to the Plan, which prospectus may also relate to a concurrent public offering of Shares by the Company.

(b)         A Participant is not required to enroll all of the Shares owned by such Participant in the Plan; however, all of the distributions paid on enrolled Shares will be reinvested in accordance with the Plan.

2. Eligibility. A Participant must be the stockholder of record of all Shares enrolled by the Participant in the Plan. If a purchaser’s Shares are held by a broker-dealer or nominee for the benefit of the purchaser, such Shares must be transferred to ownership in the name of the purchaser of the Shares in order to be an eligible Participant of the Plan.

3. Agent. DST Systems, Inc. (the “Agent”) will act as agent for each Participant in the Plan.  The Agent will use cash distributions, which become payable to a Participant on enrolled Shares (including Shares acquired through the Plan) to purchase additional whole and fractional Shares for such Participant.  Any new or successor agent appointed by the Company for the Participants in accordance with Section 12 herein shall have all of the rights and obligations of the Agent under the Plan.

3. Stock Purchases.

(a)         Purchases of Shares will be made directly from the Company and shall be made in the same class as the Shares on which the Participant received the cash distributions that are being reinvested through the Plan, i.e., distributions paid on Class A Shares will be used to purchase additional Class A Shares and distributions paid on Class C Shares will be used to purchase additional Class C Shares.

(b)         As a general matter, Shares purchased through the Plan will be purchased at a price of 96% of the most recently published net asset value per Share of the company, rounded to the nearest whole cent; provided, however, that: (i) during the Company’s initial public offering of Shares, the purchase price for Shares purchased under the Plan will be $9.60 per Class A Share and $8.98 per Class C Share, and (ii) during any follow-on public offering of Shares, the purchase price of Shares purchased through the Plan may be set based on a discount to the public offering price of the Shares in the follow-on offering.  The Company will advise the Agent of any change in the purchase price of Shares through the Plan from time to time and will publish such information on the Company’s website.  The Agent shall have no responsibility with respect to the market value of the Shares acquired for Participants under the Plan.

(c)          In making purchases for the accounts of Participants, the Agent may commingle the funds of one Participant with those of other Participants in the Plan. All shares purchased under the Plan will be held in the name of each Participant.

4. Timing of Purchases. The Company generally intends to accrue and pay distributions on Shares on a quarterly basis; provided, however, that distributions are subject to the discretion of the Company’s board of directors and there can be no assurances as to whether distributions will be paid or their frequency.  The Agent will use its reasonable efforts to reinvest all cash distributions paid by the Company on enrolled Shares on the day such cash distributions are paid (a “Distribution Payment Date”) (except where necessary to comply with applicable securities laws).  If, for any reason beyond the control of the Agent, reinvestment of the cash distributions cannot be completed within 30 days after the applicable Distribution Payment Date, the Participants’ funds held by the Agent will be distributed to the Participants.

5. Account Statements. Following the completion of the purchase of Shares after each cash distribution paid by the Company, the Agent will provide to each Participant an account statement showing the amount of the cash distribution, the number of Shares purchased with the cash distribution and the year-to-date and cumulative cash distributions paid by the Company.

6. Expenses and Commissions. There will be no direct expenses to Participants for the administration of the Plan.  Administrative fees associated with the Plan will be paid by the Company.  Distribution and shareholder servicing fees will not be paid on Class C Shares purchased under the Plan.

7. Taxation of Distributions. The reinvestment of distributions in the Plan does not relieve Participants of any taxes which may be payable on such distributions.  As a result, unless a Participant is exempt from tax, Participants may have to use funds from other sources to pay the tax liability attributable to distribution amounts that are reinvested under the Plan.

8. Stock Certificates.  No stock certificates will be issued to a Participant.

9. Voting of Shares. In connection with any matter requiring the vote of the Company’s stockholders, each Participant will be entitled to vote all of the whole Shares held by the Participant in the Plan.  Fractional Shares will not be voted.

10. Absence of Liability. Neither the Company nor the Agent shall have any responsibility or liability as to the value of the Shares, any change in the value of, the Shares acquired for any Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts, if any, in which distributions are invested.  Neither the Company nor the Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability: (a) arising out of the failure to terminate a Participant’s participation in the Plan upon such Participant’s death prior to the date of receipt of such notice, and (b) with respect to the time and prices at which Shares are purchased for a Participant. NOTWITHSTANDING THE FOREGOING, LIABILITY UNDER THE U.S. FEDERAL SECURITIES LAWS CANNOT BE WAIVED.  Similarly, the Company and the Agent have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

11. Termination of Participation. A Participant may terminate participation in the Plan (in whole or in part) at any time by written notice to that effect to the Agent. To be effective on a Distribution Payment Date, the notice of termination must be received by the Agent at least 15 days before that Distribution Payment Date.  The Agent may terminate any Participant’s account at any time in its discretion by notice in writing mailed to the Participant.

12. Amendment, Termination and Suspension of the Plan.

(a)         Except as provided in Section 12(d) herein, the Plan may be amended by the Company at any time, including to appoint a new or successor Agent. The Company will provide written notice of any material amendment by including such information in a Current Report on Form 8-K or other periodic report filed by the Company with the Securities and Exchange Commission.  Any amendment to the Plan shall be effective as to the Participant until such time, if at all, that the Agent receives written notice of termination of the Participant’s account.

(b)         The Plan may be terminated by the Company at any time.  The Company will provide written notice of any such termination not later than 10 days prior to the effective date of the termination.

(c)          The Company may suspend the Plan at any time without notice to the Participants.

(d)         The Company’s board of directors reserves the right to amend the Plan in the future to permit voluntary cash investments in Shares.  The Company will include information regarding the terms and conditions of voluntary cash investments in a prospectus or prospectus supplement relating to the Plan, which prospectus or prospectus supplement may also relate to a concurrent public offering of Shares by the Company.

13. Governing Law. This Plan, the Participants’ election to participate in the Plan, the authorization card, if any, signed by the Participant (which is deemed a part of this Plan), and the Participant’s account shall be governed by and construed in accordance with the laws of the State of Maryland provided that the foregoing choice of law shall not restrict the application of any state’s securities laws to the sale of Shares to its residents or within such state.

14. Notice. Any notice or other communication required or permitted to be given to the Agent by any provision of this Plan shall be in writing addressed to DST Systems, Inc., Regular Mail: P.O. Box 219145, Kansas City, MO 64121-9145, Overnight Mail: 430 W. 7th Street, Suite 219145, Kansas City, MO 64105, or such other address as may be specified by the Agent by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Agent. Each Participant shall notify the Agent promptly in writing of any changes of address.